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                                                                     EXHIBIT 4.2


                                    FIRST AMENDMENT dated as of February 19,
                           2004 (this "Amendment"), to the $750,000,000 Amended and Restated Revolving Credit Agreement dated as of March 31, 2003 (the "Credit Agreement"), among THE GOODYEAR TIRE & RUBBER COMPANY, an Ohio corporation (the "Borrower"); the lenders party thereto (together with their successors and permitted assigns thereunder, the "Lenders"); and JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

            WHEREAS, pursuant to the terms and conditions of the Credit Agreement, the Lenders have extended and agreed to extend credit to the Borrower; and

            WHEREAS, the Borrower has requested, and the Majority Lenders are willing to agree, that certain provisions of the Credit Agreement and of the Security Documents be amended on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

            SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement or, if not defined therein, in the Guarantee and Collateral Agreement, each as amended hereby or pursuant hereto.

            SECTION 2. Amendments to Section 1.01 of the Credit Agreement.
Section 1.01 of the Credit Agreement is hereby amended as follows:

                  (a) The definition of "Capital Expenditures" is hereby amended by deleting the word "and" immediately before "(ii)" in the second sentence thereof and inserting immediately before the period at the end of such sentence "and (iii) "Capital Expenditures" in respect of any period shall be reduced by the amount of Customer Capital Expenditures that are directly paid by customers during such period and by the amount of reimbursements the Borrower or any Subsidiary shall have received during such period from customers in respect of Customer Capital Expenditures; provided that the aggregate amount of such reductions shall not exceed $50,000,000 in any fiscal year".

                  (b) The definition of "Consolidated Net Worth" is hereby amended by inserting "(including the $84,700,000 of charges incurred in connection with the Borrower's restatement of its financial statements from 1998 through the second quarter of 2003, reflected in SEC filings made in the fourth quarter of 2003)" immediately after the phrase "non-cash non-recurring charges" in clause (c)(i) of such definition.

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                  (c) The definition of "Consolidated Senior Secured
      Indebtedness" is hereby amended by inserting "(other than up to $2,500,000,000 aggregate principal amount of Senior Subordinated-Lien Indebtedness)" immediately after the word "Indebtedness" in clause (a) of such definition.

                  (d) The definition of "Credit Documents" is hereby amended by replacing the word "and" with a comma and by inserting immediately before the period at the end thereof "and the Lien Subordination and Intercreditor Agreement".

                  (e) The definition of "Net Cash Proceeds" is hereby amended by inserting immediately before the period at the end thereof "; provided, that the Net Cash Proceeds of any event that is not a Prepayment Event shall be determined as if such event were a Prepayment Event".

                  (f) Clause (c) of the definition of "Permitted Encumbrances" is hereby amended by inserting therein immediately after the phrase "deposits made" the phrase "(including cash deposits to secure obligations in respect of letters of credit provided)".

                  (g) Clause (f) of the definition of "Permitted Investments" is hereby amended by replacing the word "or" immediately before clause (ii) thereof with a comma and inserting immediately before the period at the end thereof the following:

                  ", (iii) investments of the type and maturity described in clause (c) in any obligor organized under the laws of a jurisdiction other than the United States that (A) is a branch or subsidiary of a Lender or the ultimate parent company of a Lender under one of the New Facilities Credit Agreements (but only if such Lender meets the ratings and capital, surplus and undivided profits requirements of such clause (c)) or (B) carries a rating at least equivalent to the rating of the sovereign nation in which it is located, and (iv) other investments of the type and maturity described in clause (c) in obligors organized under the laws of a jurisdiction other than the United States in any country in which such Subsidiary is located; provided, that the investments permitted under this subclause (iv) shall not exceed $10,000,000 for all such Subsidiaries in any such country or $50,000,000 in the aggregate for all such Subsidiaries and all countries".

                  (h) The definition of "Securitization Transaction" is hereby amended by inserting immediately before the period at the end of the first sentence thereof the following:

                  "; provided that "Securitization Transaction" shall not include (A) the sale by any Foreign Subsidiary, in the ordinary course of its business, of drafts with a bank or other financial institution as the maker (or otherwise primarily responsible for the payment

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                  thereof), bankers acceptances or similar instruments received by such Foreign Subsidiary from a customer operating in a jurisdiction other than the United States or any of its territories or possessions or any political subdivision thereof in satisfaction of accounts receivable or otherwise as consideration for goods sold or services provided to such customer or (B) the sale, in the ordinary course of business, of drafts not payable on demand received by the Borrower or any Subsidiary from a customer in satisfaction of accounts receivable or otherwise as consideration for goods sold or services provided to such customer pursuant to an arrangement
                  (1) initiated by and entered into a the request of such customer, and (2) under which a financial institution has agreed as part of a financing program established for and at the request of such customer to buy such drafts from such customer's vendors (which arrangements may be modified by the Borrower or any Subsidiary to contemplate the repurchase of such drafts by such customer, or other actions by such customer to reinstate or to pay receivables in respect of which such drafts were created, in the event of any failure by such financial institution to buy such drafts)".

                        (i) The definition of "Security Documents" is hereby amended by inserting therein immediately after the phrase "document delivered" the phrase "in connection with the cash collateralization of Letters of Credit or".

            The following new definitions are hereby inserted in their appropriate alphabetical positions:

            "Cash Collateral Requirement" means an obligation of the Borrower to have on deposit with the Administrative Agent, to collateralize reimbursement obligations in respect of Letters of Credit, cash in an amount equal on any date of determination to 105% of the positive difference (if any) derived by subtracting (i) the aggregate Regular Way Commitments from (ii) the aggregate Revolving Credit Exposures.

            "Customer Capital Expenditures" shall mean all or any portion of the purchase price of equipment or other fixed assets purchased for use in the business of the Borrower or any Subsidiary that is paid directly, or reimbursed to the Borrower or any Subsidiary, by customers of the Borrower or any of the Subsidiaries that are not Affiliates of the Borrower.

            "Designated Debt" means Indebtedness of the Borrower that matures during any of the calendar years 2005, 2006, 2007 and 2008.

            "First Amendment" means the First Amendment dated as of February 19, 2004, to this Agreement.

            "First Amendment Date" means February 19, 2004.

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            "Junior Securities" means, collectively, any Senior
Subordinated-Lien Indebtedness and any Indebtedness or preferred Equity Interests issued under Section 6.01(q).

            "Lien Subordination and Intercreditor Agreement" means a Lien Subordination and Intercreditor Agreement, to be dated on or about the first date on which Senior Subordinated-Lien Indebtedness is incurred, issued or sold, among the Collateral Agent, the applicable Senior Subordinated-Lien Collateral Agent, the Borrower and the Subsidiary Guarantors, in substantially the form of the draft made available to the Lenders prior to the First Amendment Date with such changes as shall have been approved by the Administrative Agent.

            "Principal Issuing Bank" means JPMCB and any other Issuing Bank whom the Borrower and JPMCB agree will be a Principal Issuing Bank (or any of their Affiliates that shall act as Issuing Banks hereunder).

            "Regular Way Commitment" means, with respect to each Lender as of any date of determination, the Commitment then in effect for such Lender or, if lower, the Commitment that would then have been in effect for such Lender but for the provisos set forth in Section 2.07(c) and (d).

            "Senior Subordinated-Lien Collateral Agent" means, as to any Senior Subordinated-Lien Indebtedness, the collateral agent under the applicable Senior Subordinated-Lien Indebtedness Security Documents.

            "Senior Subordinated-Lien Governing Documents" means each Indenture or other agreement or instrument providing for the issuance or setting forth the terms of any Senior Subordinated-Lien Indebtedness.

            "Senior Subordinated-Lien Indebtedness" means Indebtedness of the Borrower issued after the First Amendment Date that (a) is secured by Liens permitted under Section 6.02(m), but that is not secured by Liens on any additional assets, (b) constitutes Initial Junior Indebtedness or Designated Junior Obligations under the Lien Subordination and Intercreditor Agreement, and the Liens securing which are subordinated under the Lien Subordination and Intercreditor Agreement to the Liens securing the Obligations and (c) does not contain provisions inconsistent with the provisions of Annex A to the First Amendment.

            "Senior Subordinated-Lien Obligations" means, as to any Senior Subordinated-Lien Indebtedness, (a) the principal of and all premium or make-whole amounts, if any, and interest payable in respect of such Senior Subordinated-Lien Indebtedness, (b) any amounts payable under Guarantees of such Senior Subordinated-Lien Indebtedness by Subsidiaries and (c) all other amounts payable by the Borrower or any Subsidiary under such Senior Subordinated-Lien Indebtedness, the applicable Senior Subordinated-Lien Security Documents (to the extent such amounts relate to such Senior Subordinated-Lien Indebtedness) or the applicable Senior Subordinated-Lien Governing Documents.

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            "Senior Subordinated-Lien Security Documents" means, as to any
Senior Subordinated-Lien Indebtedness, the security agreements, pledge agreements, mortgages and other documents creating Liens on assets of the Borrower and the Subsidiary Guarantors to secure the applicable Senior Subordinated-Lien Obligations.

            SECTION 3. Amendments to Section 1.02 of the Credit Agreement.
Section 1.02 of the Credit Agreement is hereby amended by inserting the following at the end thereof:

            "For purposes of determining compliance as of any date with Section 6.08, amounts incurred in euros during 2003 shall be translated into dollars at the exchange rate in effect on March 31, 2003, and amounts incurred in euros during any subsequent year shall be translated into dollars at the exchange rate determined by the Borrower and used in its Annual Operating Plan for such year (which exchange rate shall be determined reasonably and set forth in the first certificate delivered pursuant to Section 5.01(c) during such year)."

            SECTION 4. Amendments to Section 2.01. Section 2.01 is hereby amended by inserting at the end of the first sentence thereof the following: "or the aggregate outstanding amount of such Lender's Loans exceeding such Lender's Regular Way Commitment. Notwithstanding any other provision of the Agreement, a Loan shall not be made unless after giving effect to such Loan, the Cash Collateral Requirement shall be satisfied".

            SECTION 5. Amendments to Section 2.04. Section 2.04 is hereby amended by:

            (a) replacing clause (i) of the final sentence of paragraph (b) thereof with the following clause: "the LC Exposure shall not when taken together with the LC Exposure under (and as defined in) the ABL Facilities Agreement exceed $600,000,000";

            (b) inserting at the end of paragraph (b) thereof the following sentences: "Notwithstanding any other provision of the Agreement, a Letter of Credit shall not be issued, increased, renewed or extended at any time that the aggregate amount of the Regular Way Commitments is less than the aggregate amount of the Commitments unless (i) the Borrower shall at such time not be entitled to obtain the issuance of a letter of credit under the ABL Facilities Agreement in a like amount and (ii) after giving effect to such issuance, increase, renewal or extension, the aggregate amount of cash deposited with the Administrative Agent to collateralize reimbursement obligations in respect of Letters of Credit shall be not less than the Cash Collateral Requirement.";

            (c) adding at the end of paragraph (d) thereof the following sentence: "Each Lender hereby agrees that in the event any Letter of Credit shall be

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      redesignated as a Letter of Credit under (and as defined in) the ABL
      Facilities Agreement, then immediately upon the effectiveness of such redesignation in accordance with the terms of the ABL Facilities Agreement, such Lender's participation in such Letter of Credit shall terminate and such Letter of Credit shall cease to be a 'Letter of Credit' hereunder."; and

            (d) inserting in the first sentence of paragraph (j) thereof immediately after the phrase "an amount in cash" the phrase "that, when added to cash on deposit with the Administrative Agent in compliance with the Cash Collateral Requirement, shall be".

            SECTION 6. Amendments to Section 2.07 of the Credit Agreement.
Section 2.07 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            "SECTION 2.07 Termination of Commitments; Reductions of Commitments.
(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

            (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Commitments.

            (c) In the event and on each occasion that the Borrower shall receive any proceeds from borrowings under the ABL Facilities Agreement pursuant to commitments becoming effective substantially concurrently with the First Amendment Date, the Regular Way Commitments and, if applicable, the Commitments shall be automatically reduced, substantially concurrently with such borrowings, by an amount equal to (i) the aggregate amount by which the proceeds from borrowings under the ABL Facilities Agreement pursuant to commitments becoming effective substantially concurrently with the First Amendment Date exceeds $300,000,000, net of the aggregate fees and out-of-pocket expenses paid by the Borrower in connection with the borrowings under the ABL Facilities and the related bank amendments, minus
      (ii) the aggregate amount of such proceeds (A) that shall have been applied to prepay Loans under and as defined in the US Term Facility Agreement or (B) in respect of which the Regular Way Commitments and, if applicable, the Commitments shall previously have been reduced pursuant to this paragraph; provided that the aggregate amount of the Commitments shall not be reduced under this paragraph (c) to an amount less than $250,000,000.

            (d) In the event and on each occasion that the Borrower shall receive any Net Cash Proceeds from the incurrence, issuance or sale of Senior Subordinated-

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      Lien Indebtedness, the Regular Way Commitments and, if applicable, the
      Commitments shall be automatically reduced, substantially concurrently with the incurrence, issuance or sale of the Senior Subordinated-Lien Indebtedness by the greater of zero and an amount equal to (i) 50% of the aggregate Net Cash Proceeds received from all incurrence, issuances and sales of Senior Subordinated-Lien Indebtedness minus (ii) the aggregate amount of the Net Cash Proceeds from all such incurrences, issuances and sales (A) that shall have been applied to prepay Loans under and as defined in the US Term Facility Agreement or (B) in respect of which the Regular Way Commitments and, if applicable, the Commitments shall previously have been reduced pursuant to this paragraph; provided that the aggregate amount of the Commitments shall not be reduced under this paragraph (d) to an amount less than $250,000,000.

            (e) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, and shall promptly notify the Administrative Agent of any required reduction of the Commitments or the Regular Way Commitments under paragraph (c) or (d) of this Section, specifying the effective date of such reduction. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower pursuant to paragraph (b) above may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments or the Regular Way Commitments shall be permanent. Each reduction of the Commitments or the Regular Way Commitments shall be made ratably among the Lenders in accordance with their respective Commitments."

            SECTION 7. Amendments to Section 2.09 of the Credit Agreement.
Section 2.09 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

            "SECTION 2.09. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

            (b) In the event that, after giving effect to any reduction of the Regular Way Commitments and, if applicable, the Commitments pursuant to
      Section 2.07, the aggregate Revolving Credit Exposures would exceed the aggregate Regular Way Commitments, the Borrower will, on the date of such reduction (i) prepay Loans in an amount sufficient to eliminate such excess, and (ii) if any portion of such excess remains after the repayment of all outstanding Loans (and any concurrent redesignation of Letters of Credit as Letters of Credit under and as

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      defined in the ABL Facilities Agreement), the Borrower will satisfy the
      Cash Collateral Requirement. Any cash so deposited (and any cash previously deposited in satisfaction of the Cash Collateral Requirement) with the Administrative Agent shall be held in an account over which the Administrative Agent shall have dominion and control to the exclusion of the Borrower and its Subsidiaries, including the exclusive right of withdrawal. Other than any interest earned on the investment of such deposits, which investment shall be in Permitted Investments and shall be made in the discretion of the Administrative Agent (or, at any time when no Default or Event of Default has occurred and is continuing, shall be made at the direction of the Borrower) and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower has provided cash collateral to satisfy the Cash Collateral Requirement, then, so long as no Event of Default shall exist, such cash collateral shall be released to the Borrower if so requested by the Borrower at any time if and to the extent that, after giving effect to such release, the amount of cash remaining on deposit with the Administrative Agent would not be less than the Cash Collateral Requirement.

            (c) If (i) under the terms of any agreement or instrument governing Junior Securities the Borrower is required to apply or offer to apply any proceeds of any sales of assets to prepay, redeem, repurchase or defease such Junior Securities in the event such proceeds are not applied within a prescribed period to one or more other permitted uses ("Alternate Permitted Uses"), and (ii) such Alternate Permitted Uses would include the prepayment of Loans under and as defined in the Credit Agreement or the US Term Facility Agreement and/or the deposit of cash collateral to secure reimbursement obligations in respect of Letters of Credit, then the Borrower shall within such prescribed period either (A) apply such proceeds to an Alternate Permitted Use not involving the prepayment of Indebtedness or (B) prepay Loans under and as defined in the Credit Agreement or the US Term Facility Agreement and/or deposit cash collateral to secure reimbursement obligations in respect of Letters of Credit (and, in connection with any prepayment of Loans or cash collateralization of Letters of Credit under this Agreement, reduce the Commitments), in each case to the extent necessary in order that the Borrower will not be required to apply or offer to apply such proceeds to prepay, redeem, repurchase or defease such Junior Securities. Any cash collateral deposited pursuant to this paragraph to secure reimbursement obligations in respect of Letters of Credit shall be held and applied in accordance with the provisions of paragraph (b) above.

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            (d) The Borrower shall notify the Administrative Agent by telephone
      (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 3:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided that if the Borrower shall be required to make any prepayment hereunder by reason of the receipt of Net Cash Proceeds of any Senior Subordinated-Lien Indebtedness, it shall not be required to notify the Administrative Agent of such prepayment prior to the receipt of such Net Cash Proceeds. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment under paragraph (a) above is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11."

            SECTION 8. Amendments to Section 5.01 of the Credit Agreement. Paragraph (c) of Section 5.01 of the Credit Agreement is hereby amended by (a) deleting the words "at the time of" at the beginning of such paragraph and inserting in their place the words "not later than one Business Day after", (b) removing the word "and" immediately preceding clause (iii) thereof and (c) adding at the end of clause (iii) and immediately preceding the semicolon the following clause: "and (iv) specifying the exchange rate determined by the Borrower and used in its Annual Operating Plan for the then current fiscal year (which rate the Borrower agrees to determine reasonably)".

            SECTION 9. Amendments to Section 6.01 of the Credit Agreement.

            (a) Paragraph (b) of Section 6.01 is hereby amended by replacing "$1,600,000,000" with "$1,950,000,000" and by inserting immediately at the end thereof the following:

                  "or, at any time when (i) the Loans under and as defined in the US Term Facility Agreement have been repaid in full and (ii) no Loans are outstanding hereunder and the Regular Way Commitments have been reduced to zero, $2,000,000,000; provided, that the amount of Indebtedness permitted by this paragraph or any other paragraph of this Section to exist under the US Term Facility Agreement and this Agreement shall be reduced (i) in the case of the US Term Facility Agreement, by the aggregate amount of all prepayments of the loans outstanding thereunder and (ii) in the case of this Agreement, by the

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            aggregate amount of all permanent reductions of the commitments hereunder (it being agreed, however, that up to $250,000,000 of Indebtedness under this Agreement in the form of cash-collateralized letters of credit will in any event be permitted);"

            (b) Paragraph (g) of Section 6.01 of the Credit Agreement is hereby amended to read as follows:

                  "(g) Securitization Transactions (other than those permitted by paragraphs (f), (j), (l), (r) and (u) of this Section) in an aggregate amount not greater than (euro)275,000,000 outstanding at any time;"

            (c) Section 6.01 of the Credit Agreement is hereby further amended by deleting the word "and" at the end of clause (r), redesignating clause
      (s) as clause (u) and inserting after clause (r) the following new clauses:

                  "(s) Senior Subordinated-Lien Indebtedness for borrowed money of the Borrower not maturing or required to be prepaid, redeemed, repurchased or defeased prior to the Maturity Date, whether on one or more scheduled dates or upon the happening of one or more events (other than as a result of events of default or change of control events or pursuant to customary provisions requiring that the Borrower offer to purchase such Senior Subordinated-Lien Indebtedness with the proceeds of asset sales to the extent such proceeds have not been invested in assets used in the Borrower's business or used to prepay, redeem or purchase other Indebtedness (including Loans hereunder and Loans under and as defined in the US Term Facility Agreement) or to provide cash collateral for reimbursement obligations in respect of letters of credit (including the Letters of Credit)) (it being understood that provisions comparable to those contained in Annex A hereto are customary), and related Guarantees by the Subsidiary Guarantors; provided that (i) the Borrower shall substantially concurrently make any prepayments, deposits of cash collateral to secure reimbursement obligations in respect of Letters of Credit and reductions of Regular Way Commitments and Commitments required in connection with the issuance of such Senior Subordinated-Lien Indebtedness under the US Term Facility Agreement and this Agreement, (ii) the Senior Subordinated-Lien Collateral Agent for such Senior Subordinated-Lien Indebtedness shall have executed and delivered to the Administrative Agent, on its own behalf and on behalf of the obligees on such Senior Subordinated-Lien Indebtedness, the Lien Subordination and Intercreditor Agreement, and (iii) after no Loans or Regular Way Commitments are outstanding under the US Term Facility Agreement and this Agreement, the portion of the Net Cash Proceeds of such Senior Subordinated-Lien

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            Indebtedness in excess of required prepayments under the US Term
            Facility Agreement and Commitment reductions and Regular Way Commitment reductions under this Agreement shall, except to the extent a like amount of Net Cash Proceeds of Senior Subordinated-Lien Indebtedness shall have been so applied prior to the time at which all amounts outstanding under the US Term Facility Agreement and this Agreement shall have been prepaid and the Regular Way Commitments shall have been reduced to zero, be applied, within 180 days after the receipt by the Borrower of such Net Cash Proceeds, solely (A) to prepay Loans under and as defined in the New Facilities Credit Agreements (it being agreed that at the time of any such prepayment of revolving loans the related commitments will be reduced by the amount of such prepayment), (B) to repurchase, repay or prepay Designated Debt or (C) to make reasonably anticipated required contributions to Plans of the Borrower and the Subsidiaries;

                  (t) Securitization Transactions of Foreign Subsidiaries (other than those permitted by paragraphs (f), (g), (j), (l) and (r) of this Section) in an aggregate amount not greater than $15,000,000 outstanding at any time; and"

            SECTION 10. Amendments to Section 6.02 of the Credit Agreement.

            (a) Section 6.02 of the Credit Agreement is amended by deleting from the introductory clause thereof the phrase "(other than sales of delinquent receivables and sales of receivables in the ordinary course of business (other than Securitization Transactions and factoring transactions) for the purpose of accelerating collection of such receivables)" and replacing it with the phrase "(other than sales of delinquent or doubtful receivables and other than any transaction excluded from the definition of "Securitization Transaction" under the proviso thereto)".

            (b) Paragraph (f) of Section 6.02 of the Credit Agreement is hereby amended to read as follows:

                  "(f)(i) Liens on assets of Foreign Subsidiaries (other than the European JV and its subsidiaries and Luxembourg Finance) securing Indebtedness incurred under Section 6.01(f), and (ii) in connection with Securitization Transactions permitted under Section 6.01(f) or (t);"

            (c) Section 6.02 of the Credit Agreement is amended by deleting the word "and" at the end of clause (l), redesignating clause (m) as clause
      (q) and inserting after clause (l) the following new clauses (m), (n), (o) and (p):

                  "(m) Liens on assets constituting ABL Facilities Collateral,
            US Facilities Pledged Collateral, Luxembourg Finance Pledged Collateral and US Facilities Article 9 Collateral (other than any such US Facilities Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement) (each such term not defined in this Agreement having the meaning assigned to it in the Guarantee and Collateral Agreement), and on the Borrower's headquarters building in Akron, Ohio, created under any Senior Subordinated-Lien Security Documents to secure any Senior Subordinated-Lien Indebtedness incurred under Section 6.01(s); provided, that such Liens shall be subordinate and junior to the Liens securing the Obligations on the terms set forth in the Lien Subordination and Intercreditor Agreement;

                  (n) Liens on assets constituting ABL Facilities Collateral securing Indebtedness incurred under Section 6.01(m) to refinance the Indebtedness under the ABL Facilities Agreement, but only if all Indebtedness under the ABL Facilities Agreement shall have been repaid and discharged in full and the Commitments under and as defined in the ABL Facilities Agreement shall have been terminated not later than the time at which such Liens are incurred;

                  (o) Liens on assets constituting European Facilities
            Collateral and Luxembourg Finance Pledged Collateral (each such term not defined in this Agreement having the meaning assigned to it in the Guarantee and Collateral Agreement) securing Indebtedness incurred under Section 6.01(m) to refinance the Indebtedness under the European Facilities Agreement, but only if all Indebtedness under the European Facilities Agreement shall have been repaid in full and the Commitments under and as defined in the European Facilities Agreement shall have been terminated not later than the time at which such Liens are incurred;

                  (p) at the time of and after the initial incurrence, issuance or sale of Senior Subordinated-Lien Indebtedness, Liens on assets constituting ABL Facilities Collateral, US Facilities Pledged Collateral, Luxembourg Finance Pledged Collateral and US Facilities
            Article 9 Collateral (other than any such US Facilities Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement) (each such term not defined in this Agreement having the meaning assigned to it in the Guarantee and Collateral Agreement), and on the Borrower's headquarters building in Akron, Ohio, to secure the Guarantees by the Borrower and the Subsidiary Guarantors of the Obligations under and as defined in the European Facilities Agreement (or of Indebtedness incurred under Section 6.01(m) to refinance the Indebtedness under the European Facilities Agreement, but only if all Indebtedness under the European Facilities Agreement shall have been repaid in full and the Commitments under and as defined in the European Facilities Agreement shall have been terminated not later than the time at which such Liens are incurred); provided that such Liens shall be pari passu with the Liens securing Senior Subordinated-Lien Indebtedness and subordinate to the other Liens on such Collateral created by the Guarantee and Collateral Agreement; and"

            SECTION 11. Amendments to Section 6.05 of the Credit Agreement.
Section 6.05(e) of the Credit Agreement is amended to read as follows:

                  "(e) on or after June 30, 2003, the acquisition of any Equity
            Interest; provided that the aggregate consideration paid by the Borrower and the Subsidiaries in all such acquisitions (including Indebtedness assumed by the Borrower or any Subsidiary) shall not exceed $100,000,000 plus the aggregate Net Cash Proceeds from Prepayment Events or incurrences, issuances or sales of Senior Subordinated-Lien Indebtedness after the date hereof that (i) shall not have been required to be applied to reduce commitments, prepay loans and/or cash collateralize reimbursement obligations in respect of letters of credit under any of the New Facilities Credit Agreements, and (ii) shall not have been used (and shall not be required to be used) (A) to make Capital Expenditures that would otherwise have been prohibited by Section 6.08 or (B) to repurchase, repay or prepay Designated Debt;"

            SECTION 12. Amendments to Section 6.07 of the Credit Agreement. Paragraph (b) of Section 6.07 of the Credit Agreement is amended by deleting the word "and" at the end of clause (iii), replacing the period at the end of clause
(iv) with ";" and inserting after clause (iv) the following new clauses (v) and
(vi):

                  "(v) if the Loans under and as defined in the US Term Facility
            Agreement shall have been repaid in full and no Event of Default shall exist, repurchases, repayments or prepayments of Designated Debt in an aggregate amount not greater than the portion of the aggregate Net Cash Proceeds from the issuance and sale of Senior Subordinated-Lien Indebtedness not required to be applied to reduce commitments, prepay loans and/or cash collateralize reimbursement obligations in respect of letters of credit under this Agreement or the US Term Facility Agreement, but only to the extent that such portion of such Net Cash Proceeds shall not have been used (A) to make Capital Expenditures that would have been prohibited by Section
            6.08 but for the receipt of such Net Cash Proceeds or (B) to acquire Equity Interests pursuant to Section 6.05(e); and

                  (vi) if no Event of Default shall exist, repurchases,
            repayments or prepayments of Designated Debt in an aggregate amount not greater than the portion of the aggregate Net Cash Proceeds of securities issued and sold pursuant to Section 6.01(q) not required to be applied to prepay loans under the US Term Facility Agreement, but only to the extent that such portion of such Net Cash Proceeds shall not have been used (A) to make Capital Expenditures that would have been prohibited by Section 6.08 but for the receipt of such Net Cash Proceeds or (B) to acquire Equity Interests pursuant to Section 6.05(e)."

            SECTION 13. Amendments to Section 6.08 of the Credit Agreement.
Section 6.08 of the Credit Agreement is amended (a) by inserting after the words "Prepayment Events" the words "or incurrences, issuances or sales of Senior Subordinated-Lien Indebtedness", (b) by inserting after the words "prepay loans" the words "or cash collateralize letters of credit", (c) by inserting "(A)" after the words "and shall not have been used" in the parenthetical therein and (d) by inserting at the end of the parenthetical therein the words "or (B) to repurchase, repay or prepay Designated Debt".

            SECTION 14. Amendment to Section 6.09 of the Credit Agreement.
Section 6.09 of the Credit Agreement is hereby amended by inserting immediately following the words "2.25 to 1.00" the words "or, at any time after the Borrower shall have received gross cash proceeds of at least $500,000,000 from issuances and sales after the First Amendment Date of Senior Subordinated-Lien Indebtedness, 2.00 to 1.00".

            SECTION 15. Amendment to Section 9.04(b) of the Credit Agreement.
Section 9.04(b) of the Credit Agreement is hereby amended by (a) deleting the word "and" at the end of clause (i)(A) thereof, (b) replacing the period at the end of clause (i)(B) thereof with "; and" and (c) inserting after such clause
(i)(B) the following new clause (i)(C):

                  "(C) in the case of any assignment of a Commitment or any
            interests in a Letter of Credit or LC Disbursement, a Principal Issuing Bank, provided that no consent of a Principal Issuing Bank shall be required for an assignment to an assignee that is a Federal Reserve Bank."

            SECTION 16. Amendments to the Guarantee and Collateral Agreement; Security Documents; Lien Subordination and Intercreditor Agreement. (a) The undersigned Lenders authorize the Collateral Agent to execute and deliver an instrument or instruments amending the Guarantee and Collateral Agreement (and, in the case of clauses (i), (ii) and (vi) below, the other Security Documents) as follows:

                  (i) to provide that all ABL Facilities Obligations will be secured by a second Lien, junior to the Lien securing the US Term Facility Obligations, the US Revolving Facility Obligations, the US Miscellaneous Obligations and the Collateral Agent Obligations, by all the US Facilities Pledged Collateral and the US Facilities
            Article 9 Collateral (other than any such US Facilities Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement, to the extent the securing of the ABL Facilities Obligations with such Collateral would require that Indebtedness under the Indentures be ratably secured), and by the Borrower's headquarters building in Akron, Ohio;

                  (ii) to provide that, at such time as any Senior
            Subordinated-Lien Indebtedness shall be issued, the Guarantees by the Borrower and the Subsidiary Guarantors of the Revolving Obligations (and, if the Borrower and the Collateral Agent shall at any time hereafter so agree, the Term Obligations) under and as defined in the European Facilities Agreement will be secured, equally and ratably with the Senior Subordinated-Lien Indebtedness (and subordinate to the other Liens on such Collateral created by the Guarantee and Collateral Agreement), by the ABL Facilities Collateral, the US Facilities Pledged Collateral and the US

            Facilities Article 9 Collateral (other than any such US Facilities
            Article 9 Collateral constituting Indenture Properties or "manufacturing facilities", as defined in the Swiss Franc Note Agreement), and by the Borrower's headquarters building in Akron, Ohio;

                  (iii) to provide that amounts received by the holders of
            Obligations secured by Junior Liens as a result of the subordination to such Junior Liens of the Liens securing any Senior Subordinated-Lien Indebtedness will be treated in the same manner under the subordination provisions of the Guarantee and Collateral Agreement as amounts received from the Borrower;

                  (iv) to modify Section 11.03(b) to confirm that the Junior
            Lien on the ABL Facilities Collateral will be senior to the Lien on such Collateral securing any Senior Subordinated-Lien Indebtedness notwithstanding the use of any proceeds of any Senior Subordinated-Lien Indebtedness to repay amounts outstanding under the ABL Facilities;

                  (v) to modify Section 11.04 to provide that the Junior Lien on the Intellectual Property consisting of Trademarks securing the ABL Facilities Obligations will be senior to the Lien on such Intellectual Property securing any Senior Subordinated-Lien Indebtedness;

                  (vi) to effect such other changes as the Collateral Agent
            shall deem appropriate in connection with the issuance of any Senior Subordinated-Lien Indebtedness, the creation of the Liens securing such Indebtedness, the subordination of such Liens to the Liens created by the Guarantee and Collateral Agreement and the implementation of the matters set forth in this Section 16; and

                  (vii) to modify Section 13.13 to provide for the release of the security interests in up to 14% of the stock of C A Goodyear de Venezuela held by the Borrower in connection with the sale of such stock by the Borrower to Goodyear do Brasil Productos de Borraca Ltda (Brasil) in a transaction permitted by the Credit Agreements (as defined therein) for consideration consisting of up to $10,000,000 of cash.

                  (b) The undersigned Lenders further authorize and direct the Collateral Agent to execute and deliver such amendments to the Security Documents as may in its judgment be appropriate for the following purposes:

                        (i) to provide that the Liens securing the ABL
            Facilities Obligations will, insofar as they are applicable to cash deposited to collateralize Letter of Credit reimbursement obligations pursuant to Section 2.04(b) of the Credit Agreement, be subordinate to the Liens securing such Letter of Credit reimbursement obligations;

                        (ii) to provide that all ABL Facilities Obligations will
                  be secured by a second Lien on all real property subject to Liens securing the US Term Facility Obligations, the US Revolving Facility Obligations, the US Miscellaneous Obligations or the Collateral Agent Obligations to the extent the securing of the ABL Facilities Obligations with such Collateral would not require that Indebtedness under the Indentures be ratably secured; and

                        (iii) to confirm that the US Term Facility Obligations,
                  the US Revolving Facility Obligations, the ABL Facilities Obligations and the US Miscellaneous Obligations are and will be secured by not more than 65% of the issued and outstanding voting Equity Interests of Luxembourg Finance.

                  (c) The undersigned Lenders further authorize and direct the Collateral Agent, on or after the Effective Date, to execute and deliver the Lien Subordination and Intercreditor Agreement. Each Lender party to the Credit Agreement from time to time will be deemed to have agreed to be bound by the provisions of the Lien Subordination and Intercreditor Agreement to the same extent as if it had executed such Agreement as a party thereto.

            SECTION 17. Notices. The address for notices to the Administrative Agent under each Credit Document is hereby amended to read as follows:

      "if to the Administrative Agent, to JPMorgan Chase Bank, Loan & Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Debbie Meche and Cliff Trapani (Telecopy No. (713) 750-2938), with a copy to JPMorgan Chase Bank, 270 Park Avenue, New York, NY 10017, Attention of Robert Kellas (Telecopy No. (212) 270-3089);"

            SECTION 18. Representations, Warranties and Agreements. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

                  (a) On the date hereof and at the time the amendments provided for herein become effective under Section 20, no Default shall have occurred and be continuing.

                  (b) The execution, delivery and performance by the Borrower of this Amendment and the performance by the Borrower of the Credit Agreement as amended hereby have been duly authorized by all necessary corporate and other action and, except to the extent that no Material Adverse Change would be materially likely to result, do not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

                  (c) This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

                  (d) All representations and warranties of the Borrower set forth herein, and the representations and warranties of the Borrower set forth in the Credit Agreement, are true and correct in all material respects on and as of the date hereof, and will be true and correct on the date hereof and at the time the amendments provided for herein become effective under Section 20, except to the extent such representations and warranties relate to an earlier date.

            SECTION 19. Amendment Fee. In consideration of the agreements contained in this Amendment, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender that delivers an executed counterpart of this Amendment prior to noon, New York City time, on February 17, 2004, an amendment fee (the "Amendment Fee") to be agreed upon between the Borrower and J.P. Morgan Securities Inc., payable on the Effective Date (as defined below).

            SECTION 20. Conditions Precedent to Effectiveness. This Amendment shall become effective upon the satisfaction of the condition set forth in paragraph (a) below; provided that the amendments set forth in Sections 2 through 15, the authorization set forth in Section 16 and the agreement set forth in Section 19 shall become effective only upon the satisfaction, on a date (the "Effective Date") on or prior to February 28, 2004, of each of the conditions set forth below (and failing such satisfaction by such date, such amendments, authorization and agreements shall cease to be of any further force or effect):

                  (a) The Administrative Agent shall have received counterparts hereof duly executed and delivered by the Borrower and the Majority Lenders.

                  (b) The Administrative Agent shall have received such evidence as it shall reasonably have requested as to the corporate power and authority of the Borrower to enter into this Amendment and to perform its obligations hereunder and under the Credit Agreement as amended hereby.

                  (c) The Administrative Agent shall have received a certificate of an officer of the Borrower to the effect that the representations and warranties set forth in Section 18 are true and correct in all material respects on and as of the Effective Date.

                  (d) The Administrative Agent shall have received the Amendment Fees payable by the Borrower pursuant to Section 19 and all other fees payable to the Arrangers and the Administrative Agent.

                  (e) The Security Documents shall have been amended as necessary to provide that the Liens securing the ABL Facilities Obligations will, insofar as they are applicable to cash deposited to collateralize Letter of Credit reimbursement obligations pursuant to Section 2.04(b) of the Credit Agreement, be subordinate to the Liens securing such Letter of Credit reimbursement obligations.

                  (f) The US Term Facility Agreement shall have been amended to require that (i) if proceeds from borrowings under the ABL Facilities Agreement pursuant to commitments becoming effective substantially concurrently with the Effective Date shall exceed $300,000,000, the Borrower shall prepay loans under the US Term Facility Agreement in an aggregate amount equal to 100% of such proceeds in excess of $300,000,000, net of the aggregate fees and out-of-pocket expenses paid by the Borrower in connection with the borrowings under the ABL Facilities and the related bank amendments and (ii) the Borrower shall apply 50% of the Net Cash Proceeds of incurrences or issuances of Senior Subordinated-Lien Indebtedness to prepay loans under the US Term Facility Agreement.

                  (g) The US Term Facility Agreement, the ABL Facilities Agreement and the European Facilities Agreement shall have been or shall simultaneously be amended in a manner reasonably satisfactory to the Administrative Agent to permit the incurrence, issuance and sale of Senior Subordinated-Lien Indebtedness and the other transactions contemplated hereby, in each case in a manner substantially corresponding to the amendments to the Credit Agreement effected hereby, to the extent applicable.

            The Administrative Agent shall notify the Lenders when it determines that the foregoing conditions have been satisfied and that this Amendment has become fully effective, and such notice shall be conclusive and binding upon the Lenders.

            SECTION 21. No Other Amendments or Waivers; Confirmation. Except as expressly amended hereby, the provisions of the Credit Agreement are and shall remain in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances. This Amendment shall be a Credit Document for all purposes of the Credit Agreement.

            SECTION 22. Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

            SECTION 23. Indemnity. It is agreed that for all purposes of Section 9.03(b) of the Credit Agreement, any offering, incurrence, issuance or sale of Senior Subordinated-Lien Indebtedness and any other securities issued and sold pursuant to Section 6.01(q) of the Credit Agreement, the execution, delivery and performance of this Amendment and of the Lien Subordination and Intercreditor Agreement, the amendment of the Guarantee and Collateral Agreement as contemplated by Section 16 and the other transactions contemplated hereby shall all be deemed to be transactions contemplated by the Credit Agreement.

            SECTION 24. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            SECTION 25. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the signature pages hereof.

            SECTION 26. Headings. The section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting this Amendment.

            SECTION 27. Amendment to Article VIII of the Credit Agreement.
Article VIII of the Credit Agreement is hereby amended by adding the following at the end thereof:

                  "Without prejudice to the provisions of this Article VIII, each Lender hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) to act as the person holding the power of attorney (in such capacity, the "fonde de pouvoir") of the Lenders as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the fonde de pouvoir under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Lender hereby irrevocably appoints and authorizes the Collateral Agent (and any successor acting as Collateral Agent) (in such capacity, the "Custodian") to act as agent and custodian for and on behalf of the Lenders to hold and to be the sole registered holder of any debenture which may be issued under any hypothec, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. In this respect, (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture and owing to each Lender, and (ii) each Lender will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms hereof.

                  "Each of the fonde de pouvoir and the Custodian shall (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to fonde de pouvoir and the Custodian (as applicable) with respect to the charged property under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, any debenture or pledge thereof relating to any hypothec, applicable laws or otherwise and on such terms and conditions as it may determine from time to time. Any person who becomes a Lender shall be deemed to have consented to and confirmed: (y) the fonde de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the fonde de pouvoir in such capacity, (z) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Custodian in such capacity."

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                    THE GOODYEAR TIRE & RUBBER
                                    COMPANY,

                                         By
                                                  /s/ D. R. Wells
                                             -----------------------------------
                                             Name:  D. R. Wells
                                             Title: Vice President

                                    JPMORGAN CHASE BANK, individually and as Administrative Agent and Collateral Agent,

                                         By
                                                  /s/ B. Joseph Lillis
                                             -----------------------------------
                                             Name:  B. Joseph Lillis
                                             Title: Managing Director

                          [Remaining Signature Pages Intentionally Omitted]

                                                                         ANNEX A

                           Senior Subordinated-Lien Indebtedness

                  - Capitalized terms used and not defined herein shall have the meanings given to them in the First Amendment, or, if not defined therein, in the Credit Agreement or, if not defined therein, in the Guarantee and Collateral Agreement, each as amended by the First Amendment or pursuant thereto.

                  - All Senior Subordinated-Lien Indebtedness and the related Liens shall satisfy the requirements set forth in the definition of Senior Subordinated-Lien Indebtedness and in Sections 6.01(s) and 6.02(m).

                  - Prior to the date (the "US Facilities Termination Date") on which all the loans under the US Term Facility Agreement and the US Revolving Facility Agreement have been repaid in full and the remaining commitments under the US Revolving Facility Agreement, if any, are available only for the issuance of cash collateralized letters of credit, the documentation establishing or evidencing any Senior Subordinated-Lien Indebtedness ("SSLI Documentation") shall contain no maintenance financial covenants (i.e., covenants requiring the maintenance of any balance sheet, income statement or other financial level or ratio). After the US Facilities Termination Date, the SSLI Documentation shall contain no maintenance financial covenants that are not contained in the Credit Agreement, and the financial levels or ratios required to be maintained by any such covenants shall be no more restrictive than those required to be maintained by the corresponding covenants of the Credit Agreement (it being understood that additional maintenance financial covenants may be included in any SSLI Documentation and, if they are, they shall automatically be included in this Agreement).

                  - The SSLI Documentation shall permit (specifically, and not through a basket that could be exhausted by other financings) the refinancing of all Indebtedness under the New Facilities Credit Agreements (or any refinancing Indebtedness in respect thereof) with new Indebtedness having a maturity no sooner than, a weighted average life no shorter than, and an aggregate principal amount or accreted value no greater than the fully drawn amount (plus fees and expenses, including any premium and defeasance costs of refinancing) of the refinanced indebtedness or commitments thereunder and secured on the same basis as the Indebtedness refinanced.

                  - The SSLI Documentation shall not restrict (except for restrictions that a Financial Officer of the Borrower shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with the Borrower's ability to effect) the securing of Indebtedness under the New Facilities Credit Agreements or any refinancing Indebtedness in respect thereof or the cash collateralization of any letter of credit exposure thereunder (but may require that if Indebtedness under any New Facilities Credit Agreement or related refinancing Indebtedness is secured by assets not securing the Indebtedness under any of the New Facilities Credit Agreements on the First Amendment Date, a junior lien on such assets, subordinated under the Lien Subordination and Intercreditor Agreement, (or in the case of any lien granted by any US Facilities Grantor or ABL Facilities Grantor (as defined in the Guarantee and Collateral Agreement) to secure indebtedness under the European Facility Agreement, a ratable or junior lien on such assets) must be granted to secure the Senior Subordinated-Lien Indebtedness).

                  - The SSLI Documentation shall not restrict (except for restrictions a Financial Officer of the Borrower shall have represented in a certificate to the Administrative Agent (which shall be deemed to be a Credit Document) will not materially interfere with the Borrower's ability to effect) the use of proceeds from any sale, transfer or other disposition of assets owned directly by (a) the Borrower or any US Facilities Grantor or ABL Facilities Grantor (as defined in the Guarantee and Collateral Agreement) to repay or prepay Indebtedness under the New Facilities Credit Agreements (other than the European Facilities Agreement) or refinancing Indebtedness in respect thereof or, until the commitments under the US Revolving Facility Agreement and the ABL Facilities Agreement have been terminated and no letter of credit remains outstanding under either such agreement, to cash collateralize any letter of credit exposure thereunder, or (b) the European JV or any of its subsidiaries to repay or prepay Indebtedness under the European Facilities Agreement or refinancing Indebtedness in respect thereof.

                  - Prior to the US Facilities Termination Date, no SSLI Documentation shall contain any provision under which a default or event of default (however denominated) or requirement to make or offer to make a prepayment or redemption under any other Indebtedness (the "Other Debt") would constitute a default or event of default or result in a requirement to make or offer to make a prepayment or redemption under such SSLI Documentation, unless such default or event of default under such Other Debt is a payment default or the Other Debt is as a result thereof accelerated.

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